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                                                          [EXHIBIT 20.3 TO S-4]

                                    P.T.C. BANCORP

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON APRIL 28, 1998


To the Shareholders of P.T.C. Bancorp:

     A special meeting of the shareholders ("Special Meeting") of P.T.C. Bancorp ("the Company") will be held on Tuesday, April 28, 1998, at 1:00 p.m.
(EST) at the Batesville branch of People's Trust Company located at 1049 State Road 229, Batesville, Indiana for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of October 8, 1997, as amended, (the "Merger Agreement") between Indiana United Bancorp ("IUB") and the Company, and the consummation of the transactions contemplated thereby, pursuant to which PTC would be merged with and into IUB (the "Merger"). A conformed copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex A. Subject to the terms and conditions of the Merger Agreement, each share of Common Stock of the Company outstanding at the Effective Time of the Merger (other than certain shares owned directly or indirectly by IUB or the Company, which will be cancelled, and certain shares owned by holders of Common Stock of the Company properly exercising dissenters' rights) will be converted into the right to receive 1.075 Common Shares of IUB (subject to certain provisions in the Merger Agreement providing for the payment of cash in lieu of the issuance of fractional shares).

     Only holders of Common Stock of the Company of record at the close of business on March 6, 1998 are entitled to receive notice of and to vote at the Special Meeting.

     Each shareholder is invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed within the United States. Your proxy may be revoked at any time by (i) filing with the Secretary of the Company at or before the taking of the vote at the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the

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Secretary of the Company before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

                              By Order of the Board of Directors,




                              Dale E. Smith, Secretary


March 20, 1998

     ASSUMING THE PRESENCE OF A QUORUM, THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY PRESENT AND VOTING THEREON IS REQUIRED TO APPROVE THE MERGER AGREEMENT.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY.

     YOU SHOULD NOT SEND IN YOUR CERTIFICATES EVIDENCING COMMON STOCK OF THE COMPANY WHEN RETURNING YOUR PROXY. IF THE MERGER IS CONSUMMATED, YOU WILL BE NOTIFIED AND PROVIDED WITH INSTRUCTIONS FOR EXCHANGE OF YOUR CERTIFICATES.













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